UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
__________________
Date of Report (Date of earliest event reported) May 31, 2016
Colfax Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
420 National Business Parkway Annapolis Junction, MD		20701
(Address of principal executive offices)		(Zip Code)
(301) 323-9000
(Registrant’s telephone number, including area code.)
(Former name and former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 31, 2016, the Board of Directors (the “Board”) of Colfax Corporation (the “Company”) appointed Christopher Hix as the Company’s Senior Vice President and Chief Financial Officer, effective following the filing of Colfax’s quarterly report for the second quarter of 2016. Mr. Hix will join Colfax on July 1, 2016 and will transition into the Chief Financial Officer role following the Company’s second quarter Form 10-Q filing. Mr. Hix will succeed Scott Brannan, who will remain with the Company as a part time non-executive employee while also working for the Rales family office. The Company announced Mr. Hix’s appointment on June 2, 2016 and the full text of the Company’s press release is attached hereto as Exhibit 99.1.
Biographical Information Regarding Mr. Hix
Mr. Hix, age 54, most recently served as the Chief Financial Officer of OM Group, Inc., a $1.5B, global, publicly-listed diversified industrial company. Mr. Hix served within OM Group from 2012 until the company’s acquisition in late 2015. Previously, Mr. Hix was the Chief Financial Officer of Robbins & Myers, a $1.0B, global publicly-listed, diversified industrial from 2006-2011. Prior to that, Mr. Hix spent 13 years in a variety of positions with increasing responsibility in operating, financial and strategic roles within Roper Industries, a global, diversified industrial and technology company that underwent rapid growth and transition from private to public ownership during his tenure.
Employment Arrangements with Mr. Hix
On May 31, 2016, the Board approved certain employment arrangements with Mr. Hix to be effective on July 1, 2016. Mr. Hix’s base salary is set at $550,000 and he is entitled to participate in the Company’s annual incentive plan in a target amount equal to 80% of his base salary then in effect.
Mr. Hix received an annual grant, to be effective upon his start date of July 1, 2016, comprised of stock options having a grant date fair value of $1,200,000, which options vest in three equal annual installments beginning on the first anniversary of the grant date, and $400,000 performance-based restricted stock units (“PRSUs”), which PRSUs will be earned if the Company achieves an adjusted earnings per share of $1.76 within any four consecutive quarters from the first full quarter following his start date through the last full quarter before the third anniversary of his start date, and which, if earned, will vest in two equal annual installments on the third and fourth anniversaries of the grant date. The exercise price of the stock options will be equal to the closing price of the Company’s common stock on the New York Stock Exchange on the grant date.
As a transition bonus Mr. Hix will be granted restricted stock units with a grant date fair value of $500,000, which will vest in three equal installments beginning on the second anniversary of the grant date, such grant effective upon his start date of July 1, 2016. In addition, he will receive a cash transition bonus of $100,000, which Mr. Hix will be required to reimburse should he depart the Company within his first year of employment.
In addition, if Mr. Hix is terminated by the Company without cause or he resigns for good reason, he will be entitled to a lump-sum payment equal to the sum of (i) one times his base salary plus (ii) one times his target annual incentive plan bonus. If Mr. Hix is terminated by the Company without cause or he resigns for good reason within three months before or two years after a change in control, he will receive an amount equal to the sum of (i) two times his base salary plus (ii) two times his target annual incentive plan bonus. Mr. Hix’s right to receive these severance payments is conditioned on his execution of a standard waiver and release agreement in favor of the Company. In the event of a termination without cause or resignation for good reason, the terms of Mr. Hix’s equity incentive awards are governed by the terms of the award agreements and the Company’s 2016 Omnibus Incentive Plan.
Mr. Hix also will be provided with relocation, heath insurance and other benefits commensurate with those provided to the Company’s senior executives.
Agreement with Mr. Brannan
In connection with Mr. Brannan’s retirement as Senior Vice President and Chief Financial Officer, the Company entered into a part time employment agreement (the “Part Time Agreement”) to be effective following the filing of Colfax’s quarterly report for the second quarter of 2016. The following summary of the terms and conditions of the Part Time Agreement is qualified in its entirety by reference to the full text of the Part Time Agreement, which is attached hereto as Exhibit 10.1.

Mr. Brannan will continue to serve in a full time capacity to support the Chief Financial Officer transition for up to nine weeks after the effectiveness of the Part Time Agreement, during which time he will continue to be compensated at his current base salary. Following this time, he will continue as a part time non-executive employee for the following three years at an annual salary of $100,000. Mr. Brannan and the Company have agreed that he will be paid a pro rata bonus for 2016 at his target level for the period from January 1, 2016 until commencement of his part-time service.
Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

10.1	Part Time Employment Agreement between Colfax Corporation and Mr. Brannan

99.1	Colfax Corporation press release dated June 2, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2016	COLFAX CORPORATION
	By:	/s/ C. Scott Brannan Name: C. Scott Brannan Title: SVP, Finance and Chief Financial Officer

EXHIBIT INDEX

10.1	Part Time Employment Agreement between Colfax Corporation and Mr. Brannan

99.1	Colfax Corporation press release dated June 2, 2016